1 | Q1 2021

May 4, 2021 Dear Shareholders: A few years ago, we made the bold decision to evolve Zillow from a search-and-find experience to be part of the real estate transaction itself. Today, we can offer our customers a suite of products and services that truly make it simpler for them to move. As we continue to transform the real estate transaction, we are striving to give customers more choice, information and control over their housing transaction. Evidence that we and our partners are working together to better serve our mutual customers can be seen in our strong first-quarter results, as we exceeded our outlook at a consolidated level and for all three reporting segments. First-Quarter 2021 Highlights: ● Consolidated Q1 revenue of $1.2 billion and revenue for each segment exceeded our Q1 outlook. ○ IMT segment revenue grew 35% year over year to $446 million, and Premier Agent revenue grew 38%. ○ Homes segment revenue of $704 million continued to re-accelerate. ○ Mortgages segment revenue grew 169% year over year to $68 million, driven primarily by refinance strength in our mortgage origination business. ● Consolidated GAAP net income was $52 million in Q1. Segment income (loss) before income taxes was $144 million, $(58) million and $(2) million for the IMT, Homes, and Mortgages segments, respectively. ● Consolidated Adjusted EBITDA1 of $181 million and Adjusted EBITDA for each segment exceeded the high end of our Q1 outlook. Adjusted EBITDA by segment was $209 million, $(34) million, and $6 million for the IMT, Homes, and Mortgages segments, respectively, in Q1. ● Cash and investments grew to $4.7 billion at the end of Q1, up from $3.9 billion at the end of Q4. ● Traffic to Zillow Group’s mobile apps and websites reached 221 million average monthly unique users, growing 15% year over year and driving 2.5 billion visits during the same period, up 19% from a year ago. 1Adjusted EBITDA and segment-level Adjusted EBITDA are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below sections “Use of Non-GAAP Financial Measures” and “Adjusted EBITDA” for more information about our presentation of Adjusted EBITDA and segment-level Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment, for the relevant period. 2 | Q1 2021

Select First-Quarter 2021 Results CONSOLIDATED RESULTS The success of our buy-side Premier Agent and sell-side Zillow Offers businesses, combined with solid execution from our adjacent services and supporting businesses, translated to total revenue growth of 54% sequentially, total consolidated GAAP net income of $52 million and total consolidated Adjusted EBITDA of $181 million for the quarter. We are seeing the benefits of the investments we have been making in the growth of our businesses and more recently in consolidated Adjusted EBITDA, despite the initial challenges of COVID-19 during 2020. This increased profit generation in recent periods after a heavy investment period gives us confidence that the bets we are making across the business are accretive, and we are allocating our time, our people, and our capital in the right places to serve customers. *Trailing twelve months INTERNET, MEDIA & TECHNOLOGY SEGMENT RESULTS Revenue for the Internet, Media & Technology (“IMT”) segment increased 35% year over year to $446 million in Q1. Revenue growth for the quarter was primarily driven by continued improvement in Premier Agent connections, which grew faster than traffic; the strong housing market; and demand remaining strong for services in our Other IMT segment marketplaces. IMT segment GAAP income (loss) before income taxes in Q1 was $144 million, or 32% of IMT segment revenue, up 446% compared to $(42) million, or (13)% of segment revenue, in the same period a year ago. 3 | Q1 2021

IMT segment Adjusted EBITDA was $209 million in Q1, or 47% of IMT segment revenue, exceeding our outlook of $177 million and 42% Adjusted EBITDA margin at the midpoint of our guidance range.



IMT Segment Margin Expansion
Q1 2020
Q1 2021
35% Increase YoY
143% Growth YoY
2,100 bps Margin Expansion
$450
$400
$350
$300
$250
$200
$150
$100
$50
$-
$331M
$446M
$86M
$209M
26%
47%
Revenue
Adjusted EBITDA
Adjusted EBITDA Margin

Premier Agent

Zillow PREMIER AGENT®

Premier Agent revenue growth accelerated in Q1, up 38% year over year to $334 million. While we continue to benefit from favorable housing industry tailwinds, we remain focused on providing outstanding service and optimizing operations to connect more high-intent customers with more high-performing partner agents.

Other IMT Revenue

Other IMT revenue, which includes rentals, new construction, display advertising, and business technology solutions for real estate professionals, increased 26% year over year to $112 million in Q1. Rentals revenue was the primary driver of the strong growth in Q1, increasing 46% year over year as we continued to see adoption of new product offerings and strong rental demand.

HOMES SEGMENT RESULTS

Zillow Offers

Homes Highlights

Q1

SEGMENT REVENUE:
$704 Million
Down 9% YoY

HOMES PURCHASED:
1,856

HOMES SOLD:
1,965

We continued to re-accelerate our Homes segment activity in Q1, purchasing 1,856 homes and selling 1,965 homes in Zillow Offers. The number of homes purchased grew sequentially from Q4 2020 as we continued to innovate the customer experience and offerings. Most prominently, we launched Zestimate as an initial offer, which is beginning to improve automation of our offers, and we made additional operational improvements across customer experiences that we believe will put us in a strong position to scale the business in periods ahead. The Q1 resale velocity, in which 128% of beginning inventory was sold during the quarter, was ahead of plan. This resulted in Homes segment revenue ahead of our outlook as a portion of sales were pulled into Q1 that we would have otherwise expected to be in Q2. As a result, we ended the quarter with 1,422 homes in inventory, down from Q4.

4 | Q1 2021

Zillow Offers gross profit was $64 million in Q1, and average Zillow Offers gross profit per home sold was $32,644. Homes segment loss before income taxes was $58 million in Q1.

Homes segment Adjusted EBITDA was a loss of $34 million, exceeding the high end of our outlook range. The Adjusted EBITDA outperformance was primarily due to stronger-than-expected home price appreciation in our Zillow Offers markets. Operating costs per home were up slightly compared to Q4. Average return on homes sold before interest expense[2] was a gain of $19,590 per home, or 549 basis points as a percentage of revenue.

First-Quarter 2021 Zillow Offers Unit Economics

	Total	Average per Home	% of Revenue
Homes sold	1,965		
Zillow Offers revenue	$ 700,974,000	$ 356,730	100.0%
Operating costs:			
Home acquisition costs*	610,194,000	310,531	87.0%
Renovation costs*	20,822,000	10,596	3.0%
Holding costs*,**	4,552,000	2,317	0.6%
Selling costs	26,911,000	13,695	3.8%
Total operating costs	662,479,000	337,139	94.5%
Return on Homes Sold Before Interest Expense[2]	38,495,000	19,590	549 bps
Interest expense*,**	3,845,000	1,957	0.5%
Return on Homes Sold After Interest Expense[2]	$ 34,650,000	$ 17,634	494 bps

** Amount excludes expenses incurred during the period that are not related to homes sold during the period.*
*** Holding costs and interest expense include $1.7 million and $1.5 million, respectively, of costs incurred in prior periods associated with homes sold in the first quarter of 2021.*

Other Homes revenue benefited in Q1 from more customers using Zillow Closing Services when purchasing a home from Zillow Offers. Zillow Offers unit economics also benefit from reduced home acquisition costs when we use Zillow Closing Services for homes we purchase.

MORTGAGES SEGMENT RESULTS

Mortgages revenue of $68 million for Q1 exceeded our outlook, increasing 169% year over year. Mortgage origination volume, 90% of which came from refinance originations, was up more than 8x year over year. We continue to build the origination team, product, and operating platform, while driving strong loan volume growth primarily in refinance in the current low-mortgage-rate environment. Mortgages segment Q1 loss before income taxes was $2 million, and Adjusted EBITDA of $6 million was above the high end of our outlook, driven by stronger revenue growth from origination volume, partially offset by slightly lower gain on sale than we expected, combined with strength in our mortgage marketplace and cost discipline.

Zillow HomeLoans

Mortgages Highlights

Q1

SEGMENT REVENUE:
$68 Million
+169% YoY growth

SEGMENT LOSS BEFORE INCOME TAXES:
$(2) Million

SEGMENT ADJUSTED EBITDA:
$6 Million

[2]Average Return on Homes Sold After Interest Expense and Average Return on Homes Sold Before Interest Expense are non-GAAP financial measures; they are not calculated or presented in accordance with GAAP. Please see the below sections "Use of Non-GAAP Financial Measures" and "Non-GAAP Average Return on Homes Sold After Interest Expense" for more information about our presentation of these non-GAAP measures, including reconciliation to the most directly comparable GAAP financial measures, which are Zillow Offers gross profit and average gross profit per home.

5 | Q1 2021

First-Quarter Financial Details OPERATING EXPENSE SUMMARY Total consolidated costs and expenses were $1.1 billion in Q1, down 11% from $1.3 billion a year ago. Q1 2020 total costs and expenses included $76.8 million of non-cash impairment charges, primarily related to our Trulia trademark intangible asset. In addition, in Q1 2021, we reported lower Homes segment cost of revenue and less spending on sales and marketing. The following table presents costs and expenses by segment for the periods presented (in thousands, unaudited): BALANCE SHEET / CASH AND INVESTMENTS SUMMARY We ended Q1 with a cash and investment balance of $4.7 billion, up from $3.9 billion at the end of Q4. We further strengthened our balance sheet during the quarter by initiating an at-the-market (ATM) offering for an aggregate gross sale price of up to $1 billion, selling $551 million of stock during Q1. 6 | Q1 2021

Outlook

The following table presents our outlook for the three months ending June 30, 2021 (in millions):

Zillow Group Outlook as of May 4, 2021

(in millions)	Three Months Ending June 30, 2021
Revenue:	
IMT segment:	
Premier Agent	$342 to $350
Total IMT segment revenue	$459 to $472
Homes segment	$720 to $750
Mortgages segment	$57 to $62
Total revenue	$1,236 to $1,284
Adjusted EBITDA*:	
IMT segment	$187 to $197
Homes segment	$(62) to $(52)
Mortgages segment	$(9) to $(5)
Total Adjusted EBITDA	$116 to $140
Weighted average shares outstanding - basic	248.5 to 250.5
Weighted average shares outstanding - diluted**	264.5 to 266.5

** Zillow Group has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted total Adjusted EBITDA or of forecasted GAAP income (loss) before income taxes to forecasted segment Adjusted EBITDA within this communication because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: income taxes which are directly impacted by unpredictable fluctuations in the market price of the company's capital stock; depreciation and amortization expense from new acquisitions; impairments of assets; gains or losses on extinguishment of debt and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss) and income (loss) before income taxes, are inherently uncertain and depend on various factors, many of which are outside of Zillow Group's control. For more information regarding the non-GAAP financial measures discussed in this communication, please see "Use of Non-GAAP Financial Measures" below.*

*** We have excluded from our outlook for Weighted average shares outstanding - diluted any potentially dilutive impact of the conversion of our convertible senior notes due in 2023, 2024, 2025, and 2026 subsequent to the date of this letter. The maximum number of shares underlying these convertible senior notes as of the date of this letter is 38.6 million shares of Class C capital stock.*

Consolidated Outlook

We expect Q2 consolidated revenue to be between $1.236 billion and $1.284 billion, as we believe the revenue growth trend in our IMT segment will continue and Homes segment revenue growth will improve sequentially. We expect consolidated Adjusted EBITDA to be between $116 million and $140 million, up from $16 million in Q2 2020, primarily driven by IMT segment revenue growth and continued operating leverage. We expect consolidated Adjusted EBITDA to be lower than Q1 as we accelerate investments across our people, our technology and development efforts, and our sales and marketing costs.

Internet, Media & Technology Segment

In Q2, we expect IMT segment revenue to be between $459 million and $472 million, up 66% year over year and up 44% over Q2 2019, at the midpoint of our outlook, as we see continued strength in customer traffic and partner demand. Adjusted to remove the impact of our #BetterTogether discounts provided

7 | Q1 2021

to our partners in Q2 2020, our Q2 2021 IMT segment revenue year-over-year growth is expected to be 35% at the midpoint of our outlook. We expect Q2 IMT segment Adjusted EBITDA margin to be 41% at the midpoint of our outlook, down sequentially from 47% in Q1. As we position ourselves to drive sustainable, profitable long-term growth, we expect Q2 IMT segment Adjusted EBITDA margin to reflect accelerated investments in marketing, staffing, and technology up from Q1 levels, and we expect to further accelerate investments into Q3. For full year 2021, we expect IMT segment Adjusted EBITDA dollar growth more in line with revenue growth rates rather than expansion from the 38% IMT segment Adjusted EBITDA margin we reported in 2020. Premier Agent In Q2, Premier Agent revenue is expected to be between $342 million and $350 million, up 80% year over year and up 49% over Q2 2019, at the midpoint of our outlook. Adjusted to remove the impact of our #BetterTogether discounts provided to our partners in Q2 2020, our Q2 2021 Premier Agent revenue year-over-year growth is expected to be 38% at the midpoint of our outlook. Homes Segment In Q2, we expect Homes segment revenue to be between $720 million and $750 million, and Adjusted EBITDA loss to be between $(62) million and $(52) million. Mortgages Segment In Q2, Mortgages segment revenue is expected to be between $57 million and $62 million, and Adjusted EBITDA loss is expected to be between $(9) million and $(5) million based on continued investments in our origination channels, technology and development, and expected market conditions. Summary Over the past 18 months, the housing market has provided a unique opportunity to demonstrate how our decision to evolve Zillow into being a part of the real estate transaction itself can be successful in a variety of market conditions. Whether customers are looking to transact safely during the pandemic or quickly make an all-cash offer in a hot housing market, the suite of services we offer meets our customers wherever they are in their home-shopping journey. To better execute for our customers and partners, we are hiring more than 2,000 employees in 20213, increasing our total workforce by approximately 40% from 2020. 3https://investors.zillowgroup.com/investors/news-and-events/news/news-details/2021/Zillow-Announces-Plans-to-Hire-More-Than-2000-Employ ees-Nationwide-in-2021/default.aspx 8 | Q1 2021

We know our customers simply want to move to the next chapter in their lives, and that is reflected in our data. The Zillow research team just released its most recent Mover Report4 indicating that the pandemic has caused people to rethink where they live. We estimate about 8 million existing homeowner households that have been on the sidelines may enter a real estate market already driven by unrelenting demand5. Looking forward, we believe the tailwinds we have been talking about — from the Great Reshuffling and the offline-to-online technology migration, to positive demographic trends and pent-up demand for housing post-pandemic — are supportive of housing in 2021 and over the long term. While we expect the housing market to continue to be favorable, we are also focused on continuing to build, execute, and scale with our partners on behalf of our customers. We estimate our buy-side Premier Agent and sell-side Zillow Offers businesses6 represented less than 2% of total annual residential real estate industry service fees7 in 2020 and believe we have just begun to scratch the surface of what is possible. Based on customer feedback, it is clear to us that there are many movers looking for the solutions we are building. Take one customer we recently worked with named Jessica LaRue-Briscoe. She and her husband Shawn, lived in Denver and were first-time home sellers. They turned to Zillow when they were anxious about a move from Colorado to Texas. Zillow connected Jessica with Adam Unger, from Zillow broker partner Atlas Real Estate, who made sure she and her husband felt informed and prepared. Adam’s experience and professionalism kept their worries at bay as he created a strategy to sell their home quickly. “I really feel like we were able to be connected with the best real estate agent for us because we went through Zillow,” Jessica said. Thanks to that seamless partnership, Jessica and Shawn are now on to their next chapter in Texas. Watch the full story here8 We’re motivated every day by customer and partner success stories like this one. As our new advertising campaign9 says, to move is to grow, and we’re seeing that here at Zillow with our employees, with our customers, and with our industry partners. We appreciate the continued support from our investors as we travel this journey with you. Sincerely, Rich Barton, Co-founder & CEO Allen Parker, CFO 9https://www.zillowgroup.com/news/moving-brand-campaign/ 8https://www.youtube.com/embed/_vSGzG70ogA 7Annual residential real estate industry service fees assumes a 5% average agent commission rate earned on $2.2 trillion of estimated annual home sales in 2020 (according to the 2020 U.S. Census Bureau and National Association of REALTORS®). 6For purposes of this estimate, we include 2020 Premier Agent revenue and 2020 Zillow Offers gross profit. 5Based on a nationally representative sample collected by Zillow Group Population Science of more than 1,000 homeowners (household decision makers who own their home and did not move in the past year) from Jan. 26 to Jan. 29, 2021. 4https://www.zillowgroup.com/news/mover-report/ 9 | Q1 2021

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the future performance and operation of our business and the current and future health and stability of the residential housing market and economy and our expectations regarding future shifts in behavior by consumers and employees. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of May 4, 2021, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic or other public health crises and any associated economic downturn on Zillow Group’s future financial position, operations and financial performance; the magnitude, duration and severity of the COVID-19 pandemic and the availability and widespread distribution and use of effective vaccines; the impact of actions taken by governments, businesses and individuals in response to the COVID-19 pandemic, including changes in laws or regulations that limit our ability to operate; the current and future health and stability of the economy, financial conditions and residential housing market, including any extended slowdown in the real estate markets as a result of the COVID-19 pandemic, changes in laws or regulations applicable to our business, employees, products or services, including current and future laws, regulations and orders that limit Zillow Group’s ability to operate in light of the COVID-19 pandemic; the satisfaction of conditions precedent to the closing of Zillow Group’s proposed acquisition of ShowingTime.com, Inc., including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act; changes in general economic and financial conditions that reduce demand for our products and services, lower our profitability or reduce Zillow Group’s access to credit; actual or anticipated fluctuations in our financial condition and results of operations; changes in projected operational and financial results; addition or loss of significant customers; actual or anticipated changes in Zillow Group’s growth rate relative to that of our competitors; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; ability to obtain or maintain licenses and permits to support Zillow Group’s current and future businesses; ability to comply with MLS rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; ability to operate Zillow Group’s mortgage originations business, including the ability to obtain sufficient financing; fluctuations in the valuation of companies perceived by investors to be comparable to Zillow Group; the impact of natural disasters and other catastrophic events; the impact of pending or future litigation; and the issuance of new or updated research or reports by securities analysts. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2020. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances. Use of Non-GAAP Financial Measures This communication includes references to Adjusted EBITDA (in total and for each segment, and including forecasted Adjusted EBITDA and EBITDA margin), Average Return on Homes Sold Before Interest Expense and Average Return on Homes Sold After Interest Expense, which are non-GAAP financial measures not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

Adjusted EBITDA To provide investors with additional information regarding our financial results, this communication includes references to Adjusted EBITDA in total and for each segment, each a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA in total to net income (loss) and Adjusted EBITDA by segment to income (loss) before income taxes for each segment, the most directly comparable GAAP financial measures. Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Our use of Adjusted EBITDA in total and for each segment has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; • Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; • Adjusted EBITDA does not reflect impairment costs; • Adjusted EBITDA does not reflect acquisition-related costs; • Adjusted EBITDA does not reflect the loss on extinguishment of debt; • Adjusted EBITDA does not reflect interest expense or other income; • Adjusted EBITDA does not reflect income taxes; and • Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA in total and for each segment alongside other financial performance measures, including various cash flow metrics, net income (loss), income (loss) before income taxes for each segment and our other GAAP results. The following tables present a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment along with the calculation of Adjusted EBITDA margin and associated year over year growth rates and the most directly comparable GAAP financial measure and related year over year growth rates, which is net income (loss) on a consolidated basis and income (loss) before income taxes margin for each segment, for the periods presented (in thousands, unaudited):

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	2020 to 2021 % Change
Revenue:			
Homes segment:			
Zillow Offers	$ 700,974	$ 769,112	(9)%
Other (1)	3,178	761	318 %
Total Homes segment revenue	704,152	769,873	(9)%
IMT segment:			
Premier Agent	334,318	242,106	38 %
Other (2)	112,010	88,560	26 %
Total IMT segment revenue	446,328	330,666	35 %
Mortgages segment	67,960	25,282	169 %
Total revenue	$ 1,218,440	$ 1,125,821	8 %
Other Financial Data:			
Income (loss) before income taxes:			
Homes segment	$ (58,474)	$ (97,958)	40 %
IMT segment	143,575	(41,507)	446 %
Mortgages segment	(1,820)	(13,145)	86 %
Corporate items (3)	(34,207)	$ (19,891)	(72)%
Total income (loss) before income taxes	$ 49,074	$ (172,501)	128 %
Net income (loss)	$ 51,964	$ (163,273)	132 %
Adjusted EBITDA:			
Homes segment	$ (33,948)	$ (74,995)	55 %
IMT segment	208,583	85,717	143 %
Mortgages segment	6,347	(5,603)	213 %
Total Adjusted EBITDA	$ 180,982	$ 5,119	3,435 %

(1) Other Homes segment revenue relates to revenue associated with the title and escrow services provided through Zillow Closing Services.
(2) Other IMT segment revenue includes revenue generated by rentals, new construction and display advertising, as well as revenue from the sale of various other advertising and business technology solutions for real estate professionals, including dotloop.
(3) Certain corporate items are not directly attributable to any of our segments, including the loss on extinguishment of debt, interest income earned on our short-term investments included in other income and interest costs on our convertible senior notes included in interest expense.

Percentage of Revenue:	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	2020 to 2021 % Change	2020 to 2021 Margin Change Basis Points
Income (loss) before income taxes:				
Homes segment	(8)%	(13)%	38 %	500
IMT segment	32 %	(13)%	346 %	4,500
Mortgages segment	(3)%	(52)%	94 %	4,900
Corporate items	N/A	N/A	N/A	N/A
Total income (loss) before income taxes	4 %	(15)%	127 %	1,900
Net income (loss)	4 %	(15)%	127 %	1,900
Adjusted EBITDA:				
Homes segment	(5)%	(10)%	50 %	500
IMT segment	47 %	26 %	81 %	2,100
Mortgages segment	9 %	(22)%	141 %	3,100
Total Adjusted EBITDA	15 %	— %	N/A	1,500

The following tables present a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment, for each of the periods presented (in thousands, unaudited): Three Months Ended March 31, 2021 Homes IMT Mortgages Corporate Items (2) Consolidated Reconciliation of Adjusted EBITDA to Net Income and Income (Loss) Before Income Taxes: Net income (1) N/A N/A N/A N/A $ 51,964 Income tax benefit N/A N/A N/A N/A (2,890) Income (loss) before income taxes $ (58,474) $ 143,575 $ (1,820) $ (34,207) $ 49,074 Other income — — (1,732) (707) (2,439) Depreciation and amortization expense 4,293 22,799 1,807 — 28,899 Share-based compensation expense 15,921 41,392 6,360 — 63,673 Acquisition-related costs — 817 — — 817 Loss on extinguishment of debt — — — 1,403 1,403 Interest expense 4,312 — 1,732 33,511 39,555 Adjusted EBITDA $ (33,948) $ 208,583 $ 6,347 $ — $ 180,982 Three Months Ended March 31, 2020 Homes IMT Mortgages Corporate Items (2) Consolidated Reconciliation of Adjusted EBITDA to Net Loss and Loss Before Income Taxes: Net loss (1) N/A N/A N/A N/A $ (163,273) Income tax benefit N/A N/A N/A N/A (9,228) Loss before income taxes $ (97,958) $ (41,507) $ (13,145) $ (19,891) $ (172,501) Other income — — (202) (9,391) (9,593) Depreciation and amortization expense 3,575 23,777 1,674 — 29,026 Share-based compensation expense 11,304 29,547 2,944 — 43,795 Impairment costs — 73,900 2,900 — 76,800 Interest expense 8,084 — 226 29,282 37,592 Adjusted EBITDA $ (74,995) $ 85,717 $ (5,603) $ — $ 5,119 (1) We use income (loss) before income taxes as our profitability measure in making operating decisions and assessing the performance of our segments, therefore, net income (loss) and income tax benefit are calculated and presented only on a consolidated basis within our financial statements. (2) Certain corporate items are not directly attributable to any of our segments, including the loss on extinguishment of debt, interest income earned on our short-term investments included in other income and interest costs on our convertible senior notes included in interest expense.

Non-GAAP Average Return on Homes Sold After Interest Expense To provide investors with additional information regarding our Zillow Offers financial results, this communication includes a calculation of Average Return on Homes Sold After Interest Expense, which is a non-GAAP financial measure. We have provided a reconciliation of Average Return on Homes Sold After Interest Expense to the most directly comparable GAAP financial measure, which is average gross profit per home for the Zillow Offers business. We believe that Average Return on Homes Sold After Interest Expense is a useful financial measure to investors as it is one of the primary measures used by management in making investment decisions, measuring unit level economics and evaluating operating performance for the Zillow Offers business. The measure is intended to convey the unit level economics of homes sold during the period by presenting the average revenue and associated expenses directly attributed to the homes sold. We believe this average per unit measure facilitates meaningful period over period comparisons notwithstanding variability in the number of homes sold during a period and indicates ability to generate average returns on assets sold after considering home purchase costs, renovation costs, holding costs and selling costs. We calculate the Average Return on Homes Sold After Interest Expense as revenue associated with homes sold during the period less direct costs attributable to those homes divided by the number of homes sold during the period. Specifically, direct costs include, with respect to each home sold during the period (1) home acquisition and renovation costs, which in turn include certain labor costs directly associated with these activities; (2) holding and selling costs; and (3) interest costs incurred. Included in direct holding and interest expense amounts for the periods presented are holding and interest costs recorded as period expenses in prior periods associated with homes sold in the presented period, which are not calculated in accordance with, or as an alternative for, GAAP and should not be considered in isolation or as a substitute for results reported under GAAP. Excluded from certain of these direct cost amounts are costs recorded in the presented period related to homes that remain in inventory at the end of the period, as shown in the tables below. We make these period adjustments because we believe presenting Average Return on Homes Sold After Interest Expense in this manner provides a focused view on a subset of our assets - homes sold during the period - and reflecting costs associated with those homes sold from the time we acquire to the time we sell the home, which may be useful to investors. Average Return on Homes Sold After Interest Expense is intended to illustrate the performance of homes sold during the period and is not intended to be a segment or company performance metric. Average Return on Homes Sold After Interest Expense is a supplemental measure of operating performance for a subset of assets and has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Average Return on Homes Sold After Interest Expense does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; • Average Return on Homes Sold After Interest Expense does not consider the potentially dilutive impact of share-based compensation; • Average Return on Homes Sold After Interest Expense does not include period costs that were not eligible for inventory capitalization associated with homes held in inventory at the end of the period; • Average Return on Homes Sold After Interest Expense does not reflect indirect expenses included in cost of revenue, sales and marketing, technology and development, or general and administrative expenses, some of which are recurring cash expenditures necessary to operate the business; and • Average Return on Homes Sold After Interest Expense does not reflect income taxes.

The calculation of Average Return on Homes Sold After Interest Expense includes only those expenses directly attributed to the homes sold during the period. To arrive at return on homes sold after interest expense, the Company deducts from Zillow Offers gross profit (1) holding costs incurred in the presented period and prior periods for homes sold during the presented period that are included in sales and marketing expense, (2) selling costs incurred in the presented period for homes sold during the presented period that are included in sales and marketing expense and (3) interest expense incurred in the presented period and prior periods for homes sold during the presented period. The Company adds to Zillow Offers gross profit (1) inventory valuation adjustments recorded during the presented period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, and indirect expenses included in cost of revenue and (2) share-based compensation expense and depreciation and amortization expense included in cost of revenue. The following table presents the calculation of Zillow Offers average gross profit per home and Average Return on Homes Sold After Interest Expense and a reconciliation of return on homes sold after interest expense to Zillow Offers gross profit for the periods presented (unaudited):

	Three Months Ended March 31,	
Calculation of Average Gross Profit per Home	**2021**	**2020**
Zillow Offers revenue	$ 700,974,000	$ 769,112,000
Zillow Offers cost of revenue	636,828,000	730,537,000
Zillow Offers gross profit	$ 64,146,000	$ 38,575,000
Homes sold	1,965	2,394
Average Zillow Offers gross profit per home	$ 32,644	$ 16,113
Reconciliation of Non-GAAP Measure to Nearest GAAP Measure		
Zillow Offers gross profit	$ 64,146,000	$ 38,575,000
Holding costs included in sales and marketing (1)	(3,879,000)	(9,618,000)
Selling costs included in sales and marketing (2)	(26,911,000)	(32,913,000)
Interest expense (3)	(3,845,000)	(11,056,000)
Direct and indirect expenses included in cost of revenue (4)	4,478,000	3,830,000
Share-based compensation expense and depreciation and amortization expense included in cost of revenue	661,000	462,000
Return on homes sold after interest expense	$ 34,650,000	$ (10,720,000)
Homes sold	1,965	2,394
Average return on homes sold after interest expense	$ 17,634	$ (4,478)

(1) Amount represents holding costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period and prior periods. These costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a GAAP basis, the Company incurred a total of $3.9 million and $5.3 million of holding costs included in sales and marketing expense for the three months ended March 31, 2021 and 2020, respectively.
(2) Amount represents selling costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period. These costs primarily include agent commissions paid upon the sale of a home.
(3) Amount represents interest expense incurred related to homes sold in the presented period that was not eligible for inventory capitalization and was therefore expensed as a period cost in the presented period and prior periods.
(4) Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, holding costs incurred in the renovation period that are eligible for inventory capitalization and are expensed in the period presented when the associated home is sold, as well as corporate costs allocated to Zillow Offers such as headcount expenses and hosting-related costs related to the operation of our website.